Exhibit (a)(5)(iv)

Horizon Pharma plc Announces Results of Tender Offer

DUBLIN, Ireland – May 7, 2015 – Horizon Pharma plc (“Horizon”) (NASDAQ: HZNP) today announced the results of its tender offer to purchase all of the outstanding shares of common stock of Hyperion Therapeutics, Inc. (“Hyperion”) (NASDAQ: HPTX) for $46.00 per share in cash, net to the seller in cash, without interest and less any applicable withholding taxes, if any. The tender offer is being effected by Horizon’s indirect subsidiary, Ghrian Acquisition Corp.

The depositary for the tender offer has advised Horizon and Hyperion that, as of the expiration of the tender offer at 12:01 a.m. Eastern Time on May 7, 2015, a total of 18,522,306 shares of Hyperion common stock had been validly tendered and not withdrawn, representing approximately 86 percent of Hyperion’s outstanding shares. All shares that were validly tendered and not withdrawn during the initial offering period have been accepted for payment.

The condition to the tender offer that a majority of Hyperion’s outstanding shares be validly tendered has now been satisfied and Horizon intends to complete its acquisition of Hyperion later today through a merger under Section 251(h) of the General Corporation Law of the State of Delaware. In connection with the merger, each share of common stock of Hyperion not tendered in the tender offer (other than shares held by Hyperion and other than shares held by Hyperion stockholders who are entitled and have properly demanded and perfected appraisal of such shares under Delaware law) will be converted into the right to receive $46.00 per share in cash, net to the seller in cash, without interest and less any applicable withholding taxes, if any. This is the same price per share paid in the tender offer.

About Horizon Pharma plc

Horizon Pharma plc is a specialty biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs. The company markets seven medicines through its orphan, primary care and specialty business units. Horizon’s global headquarters are in Dublin, Ireland. For more information, please visit www.horizonpharma.com.

Forward Looking Statements

This press release contains forward-looking statements and other statements that are not historical facts. These forward-looking statements are based on Horizon’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with business combination

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transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not occur; risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition; and the possibility that if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Horizon’s shares could decline, as well as other risks related to the Horizon and Hyperion businesses, including the ability to grow sales and revenues from existing products; competition, including potential generic competition; the ability to protect intellectual property and defend patents; regulatory obligations and oversight; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon’s and Hyperion’s respective SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2014. Horizon undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information, future events or changes in its expectations.

Contacts:

Investors:

John B. Thomas

Executive Vice President, Strategy and Investor Relations

investor-relations@horizonpharma.com

U.S. Media:

Geoff Curtis

Group Vice President, Corporate Communications

gcurtis@horizonpharma.com

Ireland Media:

Ray Gordon

Gordon MRM

ray@gordonmrm.ie

Connaught House, 1st Floor, 1 Burlington Road Dublin 4 Ireland